Exhibit 3.2

                             AMENDMENT TO THE
                            AMENDED AND RESTATED
                       CERTIFICATE OF INCORPORATION
                                    OF
                          GRANT GEOPHYSICAL, INC.


     Grant Geophysical, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Company's original certificate of incorporation was filed with the Secretary of State of Delaware on September 18, 1997, amended and restated on December 18, 1997, amended on June 8, 1998, and amended and restated on August 12, 1999. The Company was originally organized under the name "Grant Acquisition Corporation," and the Company's name was changed to "Grant Geophysical, Inc." by the amendment dated September 30, 1997.

2. Pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), the Amendment to the Amended and Restated Certificate of Incorporation of the Company contained herein has been duly adopted by resolution of the Board of Directors of the Company and approved by written consent of the holders of a majority of the outstanding common stock and voting power of the Company and approved by written consent of the holders of all of the outstanding preferred stock of the Company.

3. The Amendment to the Amended and Restated Certificate of Incorporation of the Company shall read as follows:

     FOURTH. Section 1. AUTHORIZED STOCK. The Company has the authority to issue an aggregate of 55,000,000 shares of capital stock, of which 50,000,000 shares shall be designated Common Stock, $0.001 par value per share, and 5,000,000 shares shall be designated Preferred Stock, $0.001 par value per share (the "Preferred Stock").

               Section 2. PREFERRED STOCK. Preferred Stock may be issued from time to time in one or more series or classes as shall be determined from time to time by the Board of Directors. Preferred Stock, and each series or class thereof, shall have such voting rights, designations, preferences and relative, participating, optional and other special rights, qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.


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     IN WITNESS  WHEREOF,  the  Company  has  caused  this Amendment to the
Amended and Restated Certificate of Incorporation of the Company to be executed in its corporate name by Richard H. Ward, its duly authorized President and Chief Executive Officer, this 25th day of October, 1999.


                              GRANT GEOPHYSICAL, INC.




                              By:  /S/ RICHARD H. WARD
                                            Richard H. Ward
                                 President and Chief  Executive Officer